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                             KIRKPATRICK & LOCKHART LLP
                           1800 Massachusetts Avenue, N.W.
                                     Second Floor
                             Washington, D.C.  20036-1800



                                    March 28, 1996



     PaineWebber Securities Trust:
       PaineWebber Strategic Income Fund
     1285 Avenue of the Americas
     New York, New York 10019

     Dear Sir or Madam:

              PaineWebber Securities Trust ("Trust") is an unincorporated voluntary association organized under the laws of the Commonwealth of Massachusetts on December 3, 1992. We understand that the Trust is about to file a Rule 24f-2 Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended, for the purpose of making definite the number or amount of shares of one of its series, PaineWebber Strategic Income Fund, which it has registered under the Securities Act of 1933, as amended, and which were sold by that series during its fiscal year ended January 31, 1996.

              We have, as counsel, participated in various matters and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Declaration of Trust and By-laws of the Trust, the minutes of meetings of the board of trustees and other documents relating to the organization and operation of the Trust, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the shares of the above-referenced series of the Trust sold during the fiscal year ended January 31, 1996, the registration of which will be made definite by the filing of the Rule 24f-2 Notice, were legally issued, fully paid and non-assessable.

              The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust states that the creditors of, contractors with, and claimants against the Trust or a particular series shall look only to the assets of the Trust or such series for payment. It also requires that notice of such disclaimer be given in each note, bond, contract, certificate, undertaking or instrument made or issued by the officers or trustees of the Trust on behalf of the Trust. The Declaration of Trust further provides: (i) for indemnification from the assets of the series for all loss and expense of any shareholder held personally liable for the obligations of the Trust or a particular series by virtue of ownership of shares of such series; and
     (ii) for such series to assume the defense of any claim against the shareholder for any act or obligation of such series. Thus, the risk of a
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     PaineWebber Securities Trust
     March 28, 1996
     Page 2

     shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or series would be unable to meet its obligations.

              We hereby consent to this opinion accompanying the Rule 24f-2 Notice which you are about to file with the Securities and Exchange Commission.

                                       Very truly yours,

                                       Kirkpatrick & Lockhart LLP


                                       By:  /s/ Elinor W. Garmmon
                                            -----------------------
                                            Elinor W. Gammon
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